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Exhibit 99.1

ASSET PURCHASE AGREEMENT

DATED AS OF SEPTEMBER 30, 2002,

BY AND BETWEEN

MAXWELL ELECTRONIC COMPONENTS GROUP, INC.,

AND

TEKNA SEAL LLC

ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (the "Agreement") is entered into on this 30th day of September, 2002 by and between Maxwell Electronic Components Group, Inc, a California corporation ("Seller"), and Tekna Seal LLC, a Florida limited liability company ("Buyer").

        A.    Seller is engaged, through its Tekna Seal operation, in the business of design, development, manufacture and sale of glass-to-metal seals, (hereinafter the "Business" or "Tekna Seal"), which business is presently conducted at certain facilities leased by Seller and located at 5301 East River Road, Minneapolis, Minnesota 55421 (the "Facilities").

        B.    Seller and Buyer wish to enter into this Agreement covering the sale by Seller and purchase by Buyer of substantially all of the assets of the Business.

        NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

        1.1    Assets.    Subject to and in reliance upon the representations, warranties and agreements set forth herein, and on the terms and conditions contained herein, Seller agrees to sell, assign, transfer and deliver to Buyer at the Closing (as such term is defined in Section 1.5 below), and Buyer agrees to purchase and acquire from Seller, all right, title and interest in and to all of the assets of the Business (collectively, the "Assets"), including, but not limited to, the following:

          (a)  All of the equipment, machinery, vehicles, furniture, fixtures, furnishings and leasehold improvements owned by Seller and used by Seller in the operation of the Business, as described and listed on Schedule 1.1(a) attached hereto;

          (b)  All of Seller's inventories of supplies, raw materials, parts, finished goods, work-in-process, product labels and packaging materials used in connection with the Business and Seller's interest in all orders or contracts for the purchase of supplies, raw materials, parts, product labels and packaging materials used in connection with the Business;

          (c)  All of Seller's accounts receivable relating to the Business;

          (d)  Seller's interest in all real property leases, personal property leases and other contracts and leases, to which Seller is a party that are used in connection with the Business, as well as all unfilled or uncompleted customer contracts, commitments or purchase or sales orders received and accepted by Seller in the ordinary course of the Business, all of which are described and listed on Schedule 1.1(d) attached hereto (collectively, the "Contracts");

          (e)  All documents or other tangible materials embodying technology or intellectual property rights owned by, licensed to or otherwise controlled by Seller and used exclusively in connection with the Business (to the extent transferable by Seller), whether such properties are located on Seller's business premises or on the business premises of Seller's suppliers or customers, including, without limitation all company software;

          (f)    All rights in patents, patent applications, copyrights, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by Seller and used in, developed for use in or necessary to the conduct of the Business as now conducted or planned to be conducted;

          (g)  The tradename "Tekna Seal" or any combination of words in which the tradename "Tekna Seal" appears or any rights associated with such tradename or any right to use such tradename in all jurisdictions in which Seller either currently uses any such tradename or has any right to use such tradename, including the right to the internet domain name "teknaseal.com;"

          (h)  All of Seller's books, records and other documents and information relating to the Assets or the Business that are located at the Facilities, including, but not limited to, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, employee payroll and personnel records, product data, material safety data sheets, price lists, product demonstrations, quotes and bids and all product catalogs and brochures;

          (i)    The current telephone listings of the Business and the right to use the telephone numbers currently being used at the principal offices and other offices or facilities of the Business;

          (j)    All permits, licenses and other governmental approvals held by Seller with respect to the Business, to the extent they are assignable;

          (k)  All cash on hand, cash in the bank, prepaid expenses, and deposits made by Seller, with respect to the Business; and

          (l)    Goodwill (including all goodwill associated with and symbolized by the name or names identified in subsection (g) above as used as a trademark or service mark in the conduct of the Business as now conducted), and all rights to continue to use the Assets in the conduct of a going business.

        The parties hereto expressly agree that Buyer is not assuming any of the liabilities, obligations or undertakings relating to the foregoing Assets, except for those liabilities and obligations specifically assumed by Buyer pursuant to the terms of Section 1.2 below.

        1.2    Liabilities.    Subject to and in reliance upon the representations, warranties and agreements set forth herein, and on the terms and conditions contained herein, Buyer agrees to assume on the Closing Date (i) the liabilities and obligations of Seller relating to the Business and set forth on the balance sheet for Tekna Seal as of July 28, 2002 (the "Tekna Seal Balance Sheet"), as such liabilities and obligations exist at the Closing, consisting of accounts payable, accrued compensation for employees of the Business (excluding any accrued benefits except as provided in Section 1.7 below) and accrued liabilities related to the Assets, (ii) other liabilities as of the Closing incurred in the ordinary course of the Business, and (iii) executory obligations under contracts listed or described on Schedule 1.1(d) attached hereto; provided, however, that the parties hereby agree that the liabilities of Seller assumed by Buyer will not include any intra-company accounts (the "Assumed Liabilities"). Buyer will not assume or be liable for any liability or obligation of Seller, other than the Assumed Liabilities.

        1.3    The Purchase Price.    The purchase price for the Assets ("Purchase Price") shall consist of the following:

          (a)  Cash payment of $4,500,000 paid at the Closing by wire transfer to a bank account designated by Seller; and

          (b)  Cash deposit of $1,000,000 placed in an escrow account with Comerica Bank-California under a form of escrow agreement customarily used by said bank and acceptable to the parties. Such funds will be held in interest bearing securities acceptable to Seller. Each calendar quarter following the Closing, the escrow agent will release from escrow an amount equal to 40% of the sales during that quarter to subsidiaries of Emerson Electric—Rosemount and Micro-Motion—plus a ratable portion of the earnings in the escrow account. Such payment will be made within 20 days following the end of each such quarter and shall be accompanied by a certificate of Buyer certifying as to the sales upon which the payment is based. If no sales to subsidiaries of Emerson Electric occur during any calendar quarter during the term of the escrow, all sums then held in escrow shall be paid to Buyer (and the Purchase Price will thereby be reduced by the amount so paid to Buyer) and the escrow shall be terminated. The escrow shall otherwise terminate when all amounts held thereunder have been paid to Seller.

        1.4    Allocation of Purchase Price.    Not later than thirty days after the date of the Closing (the "Closing Date"), the Buyer shall prepare and deliver to the Seller a proposed allocation of the Purchase Price among the Purchased Assets substantially in the form of Schedule 1.4 hereto. Unless Seller objects to such allocation within five (5) days after delivery, such allocation shall be considered to be final. Should Seller object to Buyer's proposed allocation, the Parties shall negotiate in good faith to reach agreement upon a final allocation. Neither Seller nor Buyer shall take any position on any tax return or other filing with a governmental authority that is inconsistent with the final allocation as determined by the parties. Any adjustments to the Purchase Price after the Closing shall be allocated among the Purchased Assets in a manner consistent with the foregoing.

        1.5    Closing.    The consummation of the transactions contemplated hereby (the "Closing") shall take place simultaneously with the execution of this Agreement and shall occur no later than September 30, 2002.

        1.6    Net Book Value Adjustment.

          (a)  The purchase price for the Assets has been determined based on a net book value (calculated by subtracting total liabilities from total assets) of the Business of at least $1,065,000, as reflected on the Tekna Seal Balance Sheet updated to the Closing Date. As of the Closing Date, Seller shall perform a full closing of its books to derive a balance sheet of Tekna Seal (the "Closing Date Balance Sheet"). The amount of net book value shown on the Closing Date Balance Sheet shall be the "Closing Date Net Book Value." As soon as practicable but no later than thirty (30) days after the Closing, Seller shall deliver to Buyer the Closing Date Balance Sheet, and Seller shall make available to Buyer such books and records relating to the Closing Date Balance Sheet as Buyer may request. Buyer shall review such Closing Date Balance Sheet and provide the Seller with a report on the amount of any requested adjustments to the Closing Date Net Book Value (the "Report") within thirty (30) days following receipt of the Closing Date Balance Sheet from Seller. If Buyer has no requested adjustment in the Report or fails to deliver a Report within such 30-day period, then the Closing Date Net Book Value shown on the Closing Date Balance Sheet shall be final and conclusive between the parties. If Seller disagrees with the Report, the parties shall proceed as provided in Section 1.6(b) below. To the extent the Closing Date Net Book Value, as finally agreed between the parties, is less than $1,065,000, such difference will result in a dollar for dollar decrease in the Purchase Price (the "Closing Adjustment") and will be paid in cash by Seller within ten (10) days after the date on which the parties reach agreement on the Closing Adjustment.

          (b)  If Seller disagrees with Buyer's determination of the Closing Adjustment as set forth in the Report, then Seller shall so notify Buyer in writing within twenty days after Seller's receipt of the Report specifying in detail the basis of such disagreement; provided, however, that if Seller fails to notify Buyer of any disagreement within such twenty day period, then the determination of the Closing Date Net Book Value and the Closing Adjustment as reflected in the Report shall be final, conclusive and binding upon the Parties. Seller and Buyer shall negotiate in good faith to resolve any disagreement related to the Closing Adjustment. If any such disagreement cannot be resolved by the parties within ten days after Buyer's receipt of Seller's notice of disagreement, then the Parties shall jointly select a nationally recognized independent public accounting firm (the "Accounting Firm"), to act as an arbitrator to resolve as expeditiously as possible all points of disagreement with respect to the Closing Adjustment (or, in the event they are unable to agree to the selection, either may request the Los Angeles, California office of the American Arbitration Association to make such selection, which shall be final and binding on the parties). All determinations made by the Accounting Firm with respect to the Closing Adjustment shall be final, conclusive and binding on the parties hereto. Each party shall be responsible for its own fees and expenses, as well as one-half of the fees and expenses of the Accounting Firm, incurred in connection with the resolution of the dispute.

        1.7    Employees.    Buyer shall offer employment to the employees of the Business at substantially the same compensation levels as shown on Schedule 1.7 attached hereto. Buyer is not assuming, under this Agreement or otherwise, and the Seller is and shall remain fully responsible for any obligation, responsibility or liability, whether contractual or statutory, arising out of Seller's termination of its employees in connection with the Closing. The service hours accrued by any individual during their employment by Seller will be recognized by Buyer for purposes of eligibility for benefits under any employee benefit plan or program maintained by Buyer. In addition, Buyer will recognize and assume responsibility for earned but untaken vacation and sick leave for hired employees that accrued at any time after December 31, 2001.

        1.8    Non-Transferable Assets.    It is understood that certain Assets (including, without limitation, manufacturers', contractors' and other warranties and guaranties, and certain contracts of the Business assumed by Buyer) may not be immediately transferable or assignable to Buyer. Such Assets are listed on Schedule 1.8 attached hereto. Buyer may in its sole discretion allow Seller to retain certain of such assets after the Closing Date (the "Non-Transferable Assets"), and this Agreement shall not constitute an assignment of any such Non-Transferable Assets. In such event, (i) Seller shall grant to Buyer full use and benefit of its interest in the Non-Transferable Assets to the extent permitted by the terms of or applicable to such Non-Transferable Assets, it being the intent of the parties that Buyer shall have the benefit of the Non-Transferable Assets as though it were the sole owner thereof, (ii) Seller shall take all actions necessary to preserve the value of the Non-Transferable Assets, (iii) Seller shall not transfer or assign the Non-Transferable Assets to any person or entity other than Buyer or Buyer's assigns, (iv) Seller shall transfer or assign the Non-Transferable Assets to Buyer at the earliest date, if any, on which such transfer or assignment can be effected and (v) Buyer shall be responsible for obligations relating to such Non-Transferable Assets as if they had been transferred or assigned to Buyer in accordance with the terms of this Agreement; provided however that all reasonable costs and expenses incurred by Seller in carrying out the foregoing clauses (i), (ii) and (iv) shall be paid or reimbursed by Buyer on demand.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

        Subject to the exceptions set forth in the disclosure schedule which references the specific representations and warranties as to which the exception is made and which is provided to Buyer on or before the date of this Agreement (the "Disclosure Schedule"), Seller represents and warrants to Buyer as follows (any items disclosed in the Disclosure Schedule shall be considered an exception to other representations and warranties set forth in this Agreement that are not referenced therein if a reasonable business person who was not familiar with Seller or its operations would reasonably expect such item to apply to such other representations or warranties):

        2.1    Status and Authority.    Seller is a corporation duly organized, validly existing and in good standing under the laws of California. Seller is duly qualified to do business in Minnesota. Seller does not do business in any other jurisdiction where the failure to be qualified to do business would have a material adverse effect on the Business or the Assets. Seller has the requisite power and authority to enter into this Agreement and to complete the transactions contemplated by this Agreement and the documents specified in Section 4.1 hereto (together with this Agreement, the "Transaction Documents").

        2.2    Necessary Action.    All actions and proceedings to be taken by or on the part of Seller in connection with the transactions contemplated by the Transaction Documents have been duly and validly taken. The Transaction Documents have been duly and validly authorized, executed, and delivered by Seller and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws affecting creditor's rights and equitable remedies generally.

        2.3    No Defaults.    Neither the execution, delivery and performance by Seller of the Transaction Documents nor the consummation by Seller of the transactions contemplated thereby is an event that, of itself or with the giving of notice or the passage of time or both, will (a) conflict with the provisions of the organizational documents of Seller; (b) constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any material contract, mortgage, agreement, lease or other instrument to which Seller is a party, or by which any of the Assets may be affected; (c) violate any judgment, decree, order, law, rule or regulation applicable to Seller, the Business or any of the Assets; or (d) result in the creation or imposition of any lien, charge or encumbrance against the Assets.

        2.4    Breach.    Seller is not in violation or breach of any of the material terms, conditions or provisions of any mortgage or deed of trust or other contract, lease, instrument, court order, judgment, arbitration award, or decree relating to or affecting the Assets or the Business and Seller has not received any notices of any such violation or breach which have not been cured or otherwise resolved.

        2.5    Taxes and Fees.    Seller has filed all applicable federal, state, local and foreign tax returns required to be filed to date, all of which are accurate and complete in all material respects, and has paid all taxes, interest, penalties and assessments (including without limitation income, withholding, excise, unemployment, Social Security, occupation, transfer, franchise, property, sales and use taxes, import duties or charges, regulatory fees and all penalties and interest in respect thereof) required to have been paid to date with respect to or involving the Assets or the Business. All taxes and other assessments and levies which Seller is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities and agencies to the extent due and payable. There are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of Seller. There is no pending audit or audits with respect to any federal, state or local tax returns of Seller and, to the knowledge of Seller, no such audit has been threatened.

        2.6    Compliance.    All reports and filings required to be filed with any governmental regulatory authority, agency or court by Seller with respect to the Assets have been timely filed. All such reports and filings are accurate and complete in all material respects. Seller has not received any communication from any governmental authority indicating that Seller is not in compliance with all requirements of applicable statutes, regulations and ordinances.

        2.7    Approvals and Consents.    No approvals or consents of persons or entities not a party to this Agreement are legally or contractually required to be obtained by Seller in connection with the consummation of the transactions contemplated by this Agreement. No permit, license, or authorization of, or filing with, any governmental regulatory authority or agency is required by Seller in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby.

        2.8    Condition of Assets.    Seller has good, valid and marketable title to all of the Assets, as of the Closing Date, free and clear of any and all liens, claims, securities interests and other encumbrances of any kind or nature whatsoever, other than liens for taxes not yet due or statutory liens arising in the ordinary course of business which will not individually or in the aggregate materially affect the Assets or the Business. All of the Assets are in good condition and repair, ordinary wear and tear excepted, and are, in all material respects, usable in the ordinary course of business. Seller shall convey to Buyer at Closing good and marketable title to the Assets. The Assets constitute all of the tangible and intangible assets used by Seller in connection with the Business, and the books, records and other documents and information of Seller relating to the Assets and the Business that are located at the Facilities comprise all of the books and records that are necessary for the operation of the Business.

        2.9    Environmental Matters.    There are no pending or, to the knowledge of Seller, threatened actions against Seller with respect to the Facilities under any environmental or other law, regulation or ordinance, and Seller has not received any notice in any form of such an action, or of a possible action. Seller does not know of any factual basis upon which any such action could be instituted or prosecuted. To the knowledge of Seller, there has not been and there is not now: (i) any presence of any Hazardous Substance (as hereinafter defined) on any part of the Facilities, other than in compliance with applicable law, (ii) any present or past unlawful generation, recycling, reuse, sale, storage, handling, and/or disposal of any Hazardous Substance (including, but not limited to, gasoline, oil, other petroleum products, solvents or cleansers, all of which have always been used and disposed of lawfully) on any part of the Facilities, or (iii) with respect to the Facilities, any failure to comply in any material respect with any applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, and/or disposal of any Hazardous Substance. As used herein, the term "Hazardous Substance" means any substance or material defined or designated as an industrial, hazardous or toxic waste, contaminant, chemical, material or substance, petroleum product, pollutant or other similar term, by any federal, state or local statute, regulation or ordinance presently in effect, as any such statute, regulation or ordinance may be amended from time to time.

        2.10    Compliance with Law and Regulations.    The Seller (with respect to the Assets and Business) is in compliance in all material respects with all requirements of law, and all requirements of all governmental bodies or agencies having jurisdiction over it, the operation of the Business and the use of the Assets. Without limiting the foregoing, Seller has paid all monies and obtained all licenses, permits, authorizations and inspections needed or required for the operation of the Business. Seller has not received any notice, not heretofore complied with, from any federal, state or municipal authority or any insurance or inspection body that any of Tekna Seal's properties, facilities, equipment or business procedures or practices fails to comply with any applicable law, ordinance, regulation or requirement of any public authority or body.

        2.11    Labor and Employment Matters.    If Seller has any employment agreements with any of its employees who work in the Business, all of the same are terminable at will and none of the same would prevent any of such employees from becoming employees of Buyer after the Closing and working in the same or similar capacity as each such employee worked for Seller prior to the Closing. Seller does not have any collective bargaining agreement covering any of its employees who work in the Business. With respect to such employees, Seller is presently in material compliance with all labor laws and regulations, including, but not limited to, laws and regulations with respect to health, safety, equal employment opportunity, employment discrimination and hour and wage standards. There is no strike or other labor disturbance pending or, to the knowledge of Seller, threatened involving any of the employees who work in the Business nor is Seller aware of any circumstance which could reasonably be expected to give rise to any such strike or disturbance. There has not been any labor union organizing activity affecting the Business. There is no unfair labor practice complaint against Seller pending or, to the knowledge of Seller, threatened.

        2.12    Insurance.    Seller maintains insurance policies providing general coverage as set forth in the Disclosure Schedule under the caption referencing Section 2.12. All of such policies are in full force and effect and Seller is not in default of any provision thereof. Seller has not received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it. Seller will continue to maintain such insurance coverage in full force and effect through the Closing Date.

        2.13    Litigation.    There are no suits, arbitrations, administrative charges or other legal proceedings, claims or governmental investigations pending against or, to Seller's knowledge, threatened against, the Business or Seller relating to or affecting the Assets, nor, to Seller's knowledge, is there any basis for any such suit, arbitration, administrative charge or other legal proceeding, claim or governmental investigation. Furthermore, there are no claims or threatened claims or disputes of any kind between any current or former employee of the Business and Seller or any of Seller's management. Seller has not been operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or governmental department, commission, board, agency or instrumentality.

        2.14    Brokers.    There is no broker or finder or other person who would have any valid claim against Buyer or Seller for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of, or action taken by, the Seller.

        2.15    Accuracy of Information.    No statement made by Seller in this Agreement or in any document to be provided by Seller to Buyer hereunder, including those documents described in Article IV hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

        2.16    Insolvency Proceeding.    No insolvency proceeding of any kind, including, without limitation, bankruptcy, receivership or reorganization, and no arrangement with creditors, affecting Seller or any of its assets or properties is pending or, to Seller's knowledge, threatened, and Seller has not made any assignment for the benefit of creditors, nor taken any actions with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

        2.17    Intellectual Property.

          (a)  Seller is not a party to any material licenses, sublicenses or other agreements pursuant to which Seller is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software (other than licenses for off-the-shelf software used in the conduct of the Business) or other intellectual property licensed from third parties and used in the Business as currently conducted or currently proposed to be conducted. Seller owns, or has the right to use, all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material, patents, trademarks, trade names, service marks, registered copyrights, applications for and registrations of such patents, trademarks, trade names, service marks, and copyrights (collectively, the "Tekna Seal Intellectual Property Rights") required or necessary for the conduct of the Business as currently conducted. Seller has not entered into any licenses, sublicenses, distribution agreements or other agreements pursuant to which any person is authorized to use any Tekna Seal Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of the Business.

          (b)  The Disclosure Schedule under the caption referencing Section 2.19(b) sets forth a complete and accurate list of all patents or registered trademarks and service marks in Tekna Seal's Intellectual Property Rights, and the names of the jurisdictions covered by the applicable registration or application.

          (c)  Seller is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Tekna Seal Intellectual Property Rights.

          (d)  To Seller's knowledge, the manufacturing, marketing, licensing or sale of products by the Business do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party. Seller (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement by Tekna Seal of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any of the Tekna Seal Intellectual Property Rights.

        2.18    Financial Statements.    Buyer has received copies of Seller's balance sheet as of July 28, 2002 and statement of operations for the twelve-month period then ended, each as applicable to the Business (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of Seller and present fairly in all material respects the financial position of the Business as of July 28, 2002. The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis. Except and to the extent reflected or reserved against in the Financial Statements, Seller does not have, as of the dates of such Financial Statements, any liabilities or obligations (absolute or contingent) of a nature required by GAAP to be reflected in the Financial Statements. The reserves, if any, reflected on the Financial Statements were adequate in light of the contingencies with respect to which they were made.

        2.19    No Undisclosed Liabilities.    Except as expressly set forth in the Financial Statements or otherwise in the Disclosure Schedule, or arising in the normal course of business since July 28, 2002, there are no liabilities or obligations (including, but not limited to, any tax liabilities or accruals) of Seller, including any contingent liabilities, that are, individually or in the aggregate, material to the financial condition of the Business or for which Buyer may become liable or which may adversely affect the free and clear title of Buyer to the Assets after the Closing.

        2.20    No Material Changes.    Since July 28, 2002:

          (a)  Seller has not removed any cash from the separate bank account(s) that it maintains for the Business other than to pay third party liabilities that were due and payable in the ordinary course of the Business;

          (b)  there has not been any damage, destruction or loss of property of the Business, whether or not covered by insurance, in an aggregate amount in excess of Ten Thousand Dollars ($10,000);

          (c)  no grant or agreement to make any increase in the compensation payable or to become payable by Seller to the employees of the Business has been made except those occurring in the ordinary course of the Business;

          (d)  Seller has not sold, leased, abandoned or otherwise disposed of any real property on which the Business conducts operations or any machinery, equipment or other operating property of the Business other than in the ordinary course of the Business;

          (e)  Seller has not sold, assigned, transferred, licensed or otherwise disposed of any of the Tekna Seal Intellectual Property Rights or other intangible assets of the Business, except in the ordinary course of the Business;

          (f)    Seller has not been involved in any legal proceeding or received any threat of litigation which may result in a material liability to Seller or which may affect the Assets or the Business;

          (g)  Seller has not engaged in any activity involving the Business or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) on behalf of the Business other than in the ordinary course of the Business;

          (h)  Seller has not permitted or allowed any of the material property or assets included in the Assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, other than any purchase money security interests incurred in the ordinary course of the Business;

          (i)    Seller has not made any capital expenditure for the Business or commitment for additions to property, plant or equipment of the Business individually in excess of Ten Thousand Dollars ($10,000) or in the aggregate, in excess of Fifty Thousand Dollars ($50,000);

          (j)    Seller has not agreed to take any action described in this Section 2.20 or outside of the ordinary course of the Business or which would constitute a breach of any of the representations contained in this Agreement; and

          (k)  There has been no material adverse change in the Business or the Assets.

        2.21    Contracts.    With respect to each of the contracts and agreements described and listed on Schedule 1.1(d) attached hereto as well as those other contracts or agreements of Seller relating to the Business under which Seller is obligated to pay, or entitled to receive, $25,000 or more, all of which are included as a part of the Assets being transferred hereunder (each a "Contract" and, collectively, the "Contracts"):

          (a)  Each Contract is valid and in full force and effect, and is enforceable by Seller in accordance with its terms.

          (b)  Except as set forth in the Disclosure Schedule under the caption referencing Section 2.21:

              (i)  Each of the Contracts is in full force and effect and, to the knowledge of Seller, no person has violated or breached, or declared or committed any default under, any Contract which default is continuing and not cured or resolved;

            (ii)  To the knowledge of Seller, no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Contract, (B) give any person the right to declare a default or exercise any remedy under any Contract, (C) give any person the right to accelerate the maturity or performance of any Contract, or (D) give any person the right to cancel, terminate or modify any Contract;

            (iii)  Seller has not received any written notice or communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract; and

            (iv)  Seller has not waived any of its rights under any Contract.

        2.22    Inventory.    The Disclosure Schedule under the caption referencing Section 2.22 contains a materially complete list of the inventory of the Business as of July 28, 2002. The inventory of the Business, net of reserves, consists of items of a quality and quantity usable and, with respect to finished goods only, salable, in each case, in the ordinary course of the Business. Seller has on hand with respect to the Business or has ordered and expects timely delivery of inventory as is reasonably required to timely fill current orders on hand and to maintain the manufacture and shipment of products at the normal level of operations of the Business.

        2.23    Accounts Receivable.

          (a)  To the extent not already collected, all accounts receivable shown on the Financial Statements, and all accounts receivable thereafter created or acquired by Seller prior to the Closing Date (the "Accounts"), have arisen or will arise in the ordinary course of business, and, to the extent not already collected and net of reserves, represent and will represent amounts owed to Seller by unaffiliated third party account debtors in respect of goods, products or services provided to such account debtors by Seller, subject to customary adjustments which may be effected with customers in the ordinary course of business (which adjustments are not and will not be, in the aggregate, material to the financial condition of the Business).

          (b)  Seller does not have any knowledge of any asserted counterclaims or set-offs in respect of any of such Accounts which would impair the collection of such Accounts in the ordinary course of business, subject to customary adjustments which may be effected with customers in the ordinary course of business (which adjustments are not and will not be, in the aggregate, material to the financial condition and business of Seller).

        2.24    Warranties.    All claims outstanding, pending or, to the knowledge of Seller, threatened for breach of any warranty relating to any products or services of the Business sold by Seller prior to the date hereof are listed and described in the Disclosure Schedule under the caption referencing Section 2.24. The description of Seller's product and service warranties set forth in the Disclosure Schedule under the caption referencing Section 2.24 is correct and complete. The reserves for warranty claims on the Financial Statements are consistent with Seller's prior practices and are materially sufficient to cover all warranty claims made or to be made against any products or services of the Business sold prior to the date thereof.

        2.25    Product Quality; Product Liability.    No action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding is pending, and to Seller's knowledge, no such proceeding has been threatened, against or involving Seller in connection with any product sold by Seller as part of the Business alleging that such product has a defect in manufacture, design, materials or workmanship, or alleging any failure to warn of any such defect. To Seller's knowledge, there has not been any accident, happening or event caused or allegedly caused by any hazard or defect or alleged hazard or defect in the manufacture, design, materials or workmanship of any product sold or distributed by Seller as part of the Business or any failure or alleged failure to warn of any such hazard or defect or alleged hazard or defect. All product liability claims that have been asserted against Seller with respect to the Business, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized in the Disclosure Schedule under the caption referencing Section 2.25.

        2.26    Permits and Licenses.    The Disclosure Schedule under the caption referencing Section 2.26 lists all required permits, licenses and/or franchises, from whatever governmental authorities or agencies (domestic and/or foreign) requiring the same and having jurisdiction over Seller, necessary in order to operate the Business in the manner presently conducted. All of such permits, licenses and/or franchises are valid, current and in full force and effect.

        2.27    Transactions with Affiliates.    Except as described in the Disclosure Schedule under the caption referencing Section 2.27, no material asset employed in the Business is owned by, leased from, or leased to any affiliate of Seller or any partnership, corporation, limited liability company, trust or other entity in which Seller owns or holds a legal or beneficial interest, or any officer or director of Seller or any affiliate of Seller.

        2.28    Events Adversely Affecting the Assets.    To the knowledge of Seller, no event, occurrence or condition, including any damage, destruction or loss (whether or not covered by insurance) exists as of this date which adversely affects any of the Assets or which may adversely affect the operation of Buyer's business to be conducted with the Assets subsequent to the Closing or which, with the passage of time or the giving of notice, could adversely affect any of such Assets or such business. To the knowledge of Seller, no event has occurred which may adversely affect Buyer's relationship after the Closing with suppliers, customers, creditors, independent contractors, sales personnel, and employees of the Business and others having business relations with the Business.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        3.1    Status.    Buyer is a limited liability company which is duly organized, validly existing and in good standing under the laws of the State of Florida. Buyer has the requisite authority to enter into this Agreement and the documents specified in Article IV hereof and to complete the transactions contemplated by such documents.

        3.2    No Defaults.    Neither the execution, delivery and performance by Buyer of this Agreement or the documents specified in Article IV hereof, nor the consummation by Buyer of the transactions contemplated thereby are events that, themselves or with the giving of notice or the passage of time or both, will: (a) conflict with the provisions of the Articles of Organization or Operating Agreement of Buyer; (b) constitute a violation of, conflict with or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any material contract, mortgage, indenture, agreement, lease or other instrument to which Buyer is a party or by which it is bound, or by which it may be affected; (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer; or (d) result in the creation or imposition of any lien, charge or encumbrance against the business or the assets of Buyer.

        3.3    Necessary Action.    All corporate or other actions and proceedings to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement and the documents specified in Article IV hereof have been duly and validly taken. This Agreement and the documents specified in Article IV hereof have been duly and validly authorized, executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws affecting creditor's rights and equitable remedies generally.

        3.4    Brokers.    There is no broker or finder or other person who would have any valid claim against Buyer or Seller for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of, or action taken by, Buyer.

        3.5    Litigation.    There are no suits, arbitration proceedings, administrative charges or other legal proceedings, claims or governmental investigations of any nature pending or, to Buyer's knowledge, threatened against or affecting it that would affect Buyer's ability to carry out the transactions contemplated by this Agreement or the documents specified in Article IV hereof. Buyer is not subject to any material legal proceedings, claims or governmental investigations.

        3.6    Approvals and Consents.    No approvals or consents of persons or entities not a party to this Agreement are legally or contractually required to be obtained by Buyer in connection with the consummation of the transactions contemplated by this Agreement. No permit, license, or authorization of, or filing with, any governmental regulatory authority or agency is required in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby.

ARTICLE IV
ITEMS TO BE DELIVERED AT THE CLOSING

        4.1    Deliveries by Seller.    At the Closing, Seller shall deliver to Buyer duly executed by Seller or such other signatory as may be required by the nature of the document:

          (a)  Bills of sale, certificates of title, endorsements, assignments and other good and sufficient instruments of sale, conveyance and transfer and assignment (the "Transfer Documents"), in form and substance satisfactory to Buyer sufficient to sell, convey, transfer and assign to Buyer all right, title and interest of Seller to the Assets and the Assumed Liabilities;

          (b)  Any consents required to be obtained by Seller prior to the Closing;

          (c)  Certified copies of resolutions, duly adopted by the board of directors of Seller, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby; and

          (d)  A statement of unemployment taxes due and unpaid from the Minnesota Department of Economic Security.

        4.2    Deliveries by Buyer.    At the Closing, Buyer shall deliver to Seller:

          (a)  Transfer Documents in form and substance satisfactory to Seller sufficient for Buyer to assume all right, title and interest of Seller to the Assets and the Assumed Liabilities;

          (b)  Any consents required to be obtained by Buyer prior to the Closing;

          (c)  Certified copies of resolutions duly adopted by the Board of Managers of Buyer, which shall be in full force and effect at the Closing, authorizing the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions attempted hereby;

          (d)  Funds in the amount of $4,500,000 by wire transfer; and

          (e)  Signed escrow agreement as provided in Section 1.3(b) and deposit of $1,000,000 in such escrow.

ARTICLE V
SURVIVAL; INDEMNIFICATION

        5.1    Survival.    All representations, warranties, covenants and agreements contained in this Agreement, or in any exhibit, schedule, certificate, agreement, document or statement delivered pursuant hereto, shall survive for twelve (12) months after the Closing and shall not be affected in any respect by the Closing, notwithstanding any investigation conducted by any party hereto and any other information which any party may receive.

        5.2    Basic Provision; Limitations.

          (a)  Seller hereby agrees to indemnify, defend and hold harmless Buyer, its directors, officers and employees and all persons which directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with Buyer, and their respective successors and assigns (collectively, the "Buyer Indemnitees"), from, against and in respect of, and to reimburse the Buyer Indemnitees for, the amount of any and all Seller Deficiencies (as defined in Section 5.3(a)).

          (b)  Buyer hereby agrees to indemnify, defend and hold harmless Seller and its directors, officers, employees and all persons which directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with Seller, and their respective successors and assigns (collectively, the "Seller Indemnitees") from, against and in respect of, and to reimburse the Seller Indemnitees for, the amount of any and all Buyer Deficiencies (as defined in Section 5.3(b)).

        5.3    Definition of Deficiencies.

          (a)  As used in this Article V, the term "Seller Deficiencies" shall mean any and all losses, costs, expenses, and damages, including legal fees and costs, sustained by the Buyer Indemnitees and arising out of, based upon or resulting from:

              (i)  Any misrepresentation, breach of warranty, or any non-fulfillment of any representation, warranty, covenant, obligation or agreement on the part of Seller contained in or made pursuant to this Agreement;

            (ii)  Any failure by Seller to pay or discharge any liability relating to Seller's operation of the Business or the Assets that is not one of the Assumed Liabilities;

            (iii)  Any litigation, proceeding or claim by any third party to the extent arising out of the conduct of the Business prior to the Closing Date and that is not one of the Assumed Liabilities;

            (iv)  Any severance pay or other payment required to be paid or any other liability with respect to any employee of the Business who is not employed by Buyer; and

            (v)  Any and all acts, suits, proceedings, demands, assessments and judgments, and all fees, costs and expenses of any kind, related or incident to any of the foregoing.

          (b)  As used in this Article V, the term "Buyer Deficiencies" shall mean any and all losses, costs, expenses and damages, including legal fees and costs, sustained by the Seller Indemnitees and arising out of, based upon or resulting from:

              (i)  Any misrepresentation, breach of warranty, or any non-fulfillment of any representation, warranty, covenant, obligation or agreement on the part of Buyer contained in or made pursuant to this Agreement;

            (ii)  Any failure by Buyer to pay or discharge any of the Assumed Liabilities or any liability relating to Buyer's operation of the Business;

            (iii)  Any litigation, proceeding or claim by any third party to the extent arising out of the conduct of the Business after the Closing Date; and

            (iv)  Any and all acts, suits, proceedings, demands, assessments and judgments, and all fees, costs and expenses of any kind, related or incident to any of the foregoing.

        5.4    Procedures for Establishment of Deficiencies.

          (a)  In the event that any claim shall be asserted by any third party against the Buyer Indemnitees or Seller Indemnitees (in either case, the "Indemnitees"), which, if sustained, would result in a Buyer Deficiency or a Seller Deficiency (in either case, a "Deficiency"), then the Indemnitees, within a reasonable time after learning of such claim, shall notify the party required to indemnify the Indemnitees under the terms of Section 5.2(a) or 5.2(b), as applicable (the "Indemnifying Party") of such claim, and shall extend to the Indemnifying Party a reasonable opportunity to defend against such claim, at the Indemnifying Party's sole expense and through legal counsel acceptable to the Indemnitees, provided that the Indemnifying Party proceeds in good faith, expeditiously and diligently. The Indemnitees shall, at their option and expense, with respect to claims not solely for money damages, have the right to participate in any defense undertaken by the Indemnifying Party with legal counsel of their own selection.

          No settlement or compromise of any claim which may result in a Deficiency may be made by the Indemnifying Party without the prior written consent of the Indemnitees unless: (A) prior to such settlement or compromise the Indemnifying Party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses; and (B) the

  Indemnitees are furnished with security reasonably satisfactory to the Indemnitees that the Indemnifying Party will in fact pay such amount and expenses. No settlement or compromise of any claim that acknowledges any liability for a violation of law, or purports to impose any non-monetary obligation upon a party may be entered into without such party's consent.

          (b)  With respect to claims that are not third party claims, in the event that the Indemnitees assert the existence of any Deficiency against the Indemnifying Party, they shall give written notice to the Indemnifying Party of the nature and amount of the Deficiency asserted. If, within fifteen calendar days after the giving of the written notice by the Indemnitees the Indemnifying Party does not provide written notice to the Indemnitees that the Indemnifying Party intends to contest the assertion by the Indemnitees (such notice by the Indemnifying Party being hereinafter referred to as the "Contest Notice"), such assertion of the Indemnitees shall be deemed accepted and the amount of the Deficiency shall be deemed established. In the event, however, that a Contest Notice is given to the Indemnitees within said fifteen calendar day period, then the contested assertion of a Deficiency shall be settled by arbitration to be held in Los Angeles, California by a panel of three arbitrators chosen through and in accordance with the Commercial Rules of the American Arbitration Association or its successor body. The decision of the arbitrators shall be delivered in writing to the Indemnifying Party and the Indemnitees and shall be final, binding and conclusive upon all of the parties hereto and enforceable in a court of law, and the amount of the Deficiency, if any, determined to exist, shall be deemed established.

          (c)  The Indemnitees and the Indemnifying Party may agree in writing, at any time, as to the existence and amount of a Deficiency, and, upon the execution of such agreement such Deficiency shall be deemed established.

        5.5    Limitation.    Seller shall have no liability to Buyer under Section 5.2(a) above for Seller Deficiencies until the aggregate amount for which Seller is liable under said section exceeds the sum of $100,000, provided, however, that in such event Seller's liability shall include liability for such sum; provided further, however, that the foregoing provisions of this sentence will not apply to any Seller Deficiencies arising from a breach of any of the representations and warranties set forth in Section 2.5 above. Further, Seller's total liability under Section 5.2(a) shall be limited to and shall not exceed the Purchase Price.

ARTICLE VI
POST-CLOSING COVENANTS OF SELLER

        6.1    Non-Competition Agreement.    In consideration of the Purchase Price payment hereunder and other valuable consideration, Seller hereby agrees that, for a period of five years from and after the Closing, it will not directly, nor will it indirectly through another entity controlled by, controlling or under common control with Seller, engage in the business of designing, developing, manufacturing or selling glass-to-metal seals anywhere in the United States (the "Business"); provided, however, that such agreement will not prevent Seller from manufacturing or producing glass-to-metal seals for its internal use as a component of, or a processing step for, a product of Seller, nor shall such agreement prevent an entity that acquires the business of Seller (whether by way of the acquisition of Seller's capital stock or assets or otherwise) from engaging in the Business, but only to the extent that such entity engaged in the Business before acquiring control of Seller. In the event that any of the foregoing provisions of this Section 6.1, or any portion thereof, is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the validity of any of the other provisions of this Section 6.1, or portions thereof, and any such provision, or portion thereof, will be deemed modified to the extent necessary to make it enforceable. If a court of competent jurisdiction determines that any provision of this Section 6.1, or portion thereof, is overbroad or overreaching, then such provision, or portion thereof, will be deemed modified to the extent necessary to make it enforceable to the maximum extent allowed by law. The parties agree that if a court of competent jurisdiction determines that any provision of this Section 6.1, or portion thereof, is not enforceable as written, then such court shall reform such provision, or portion thereof, to provide for the maximum restrictions enforceable against Seller and that the provision, or portion thereof, as reformed, will be enforceable.

        6.2    Preservation of Records.    Seller covenants that it will preserve and make available (including the right to inspect and copy) to Buyer, its attorneys and accountants, for three years after the Closing Date, and during normal business hours, such of the books, records, files, correspondence, memoranda and other documents with respect to the Assets sold pursuant to this Agreement as may be retained by Seller pursuant to the agreement of Buyer and which Buyer may reasonably require in connection with a legitimate purpose.

        6.3    Further Assurances.    Seller agrees to remit to Buyer within 10 days of receipt any payments received by Seller after the Closing Date that relate to the Business and belong to Buyer. In addition, from time to time, on and after the Closing Date, Seller hereto will execute all such instruments and take all such actions as Buyer shall reasonably request, without payment of further consideration, to carry out and effectuate the intent and purpose hereof and all transactions and things contemplated by this Agreement, including without limitation the execution and delivery of instruments, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby. Seller shall cooperate fully with Buyer and its counsel and accountants in connection with any steps required to be taken as part of the parties' respective obligations under this Agreement.

ARTICLE VII
POST-CLOSING COVENANTS OF BUYER

        7.1    Further Assurances.    Buyer agrees to remit to Seller within 10 days of receipt any payments received by Buyer after the Closing Date that do not relate to the Business and belong to Seller. In addition, from time to time, on and after the Closing Date, Buyer will execute all such instruments and take all such actions as Seller shall reasonably request, without payment of further consideration, to carry out and effectuate the intent and purpose hereof and all transactions and things contemplated by this Agreement, including without limitation the execution and delivery of instruments, and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby. Buyer shall cooperate fully with Seller and its counsel and accountants in connection with any steps required to be taken as part of the parties' respective obligations under this Agreement.

        7.2    Preservation of Records.    Buyer covenants to preserve and make available to Seller, for three years after the Closing Date, such of the books and records of the Business transferred to Buyer hereunder as Seller may reasonable require in connection with a legitimate purpose.

        7.3    Emerson Electric Business.    Following the Closing and so long as the escrow described in Section 1.3(b) remains in effect, Buyer shall use commercially reasonable efforts to preserve and enhance the customer relationship with Emerson Electric subsidiaries—Rosemount and Micro-Motion—and shall take no overt action to damage such relationship or cause the level of business transacted with those customers to be reduced.

ARTICLE VIII
MISCELLANEOUS

        8.1    Expenses.    Each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting, financial advisory and legal fees incurred in connection herewith; provided, however, that Buyer shall bear any sales, transfer or use taxes arising from the transfer of the Assets to Buyer.

        8.2    Remedies Cumulative.    The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

        8.3    Public Announcements.    No party shall, without the prior written approval of the other party hereto, make any press release or other public announcement concerning the existence of this Agreement or the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case such party shall give advance notice to the other party and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued. Except as and to the extent that a party is obligated by law, the timing and content of any announcements, press releases or public statements concerning this Agreement shall be by the agreement of Seller and Buyer.

        8.4    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns. Notwithstanding anything contained herein, Buyer may assign any and all rights and obligations hereunder to any entity controlled by Buyer.

        8.5    Amendments; Waivers.    The terms, covenants, representations, warranties and conditions of this Agreement may be changed, amended, modified, waived, discharged or terminated only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

        8.6    Notices.    All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (which shall include notice by telex or facsimile transmission) and shall be deemed to have been duly made and received when personally served, or when delivered by Federal Express or a similar overnight courier service, expenses prepaid, or, if sent by facsimile, addressed as set forth below:

        If to Seller then to:

      Maxwell Technologies, Inc.
      9244 Balboa Avenue
      San Diego, CA 92123
      Attention: General Counsel
      Telecopier: (858) 277-6754

        If to Buyer, then to:

      Tekna Seal LLC
      5301 East River Road
      Minneapolis, Minnesota 55421
      Attn: Arlan J. Clayton, President
      Telecopier: (763) 574-9139

        With copies to:

      Tekna Seal LLC
      810 Flightline Boulevard
      DeLand, Florida 32724

      Attn: Arlan J. Clayton, President
      Telecopier: (386) 736-6161

    and

      Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
      215 N. Eola Drive
      Orlando, Florida 32801
      Attn: James J. Hoctor, Esq.
      Telecopier: (407) 843-4600

        Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 8.6 providing for the giving of notice.

        8.7    Captions.    The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

        8.8    Governing Law.    This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to principles of conflicts of laws.

        8.9    Entire Agreement.    This Agreement, the Exhibits and Schedules hereto and the other documents delivered hereunder constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof, and supersede all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.

        8.10    Execution; Counterparts.    This Agreement may be executed in any number of counterparts and by telecopier, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

        8.11    Construction.    The parties acknowledge that each party and its counsel has reviewed and revised this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or schedules hereto, or any documents executed in connection herewith. All schedules attached to this Agreement are hereby incorporated into this Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized signatories, all as of the day and year first above written.

BUYER:	TEKNA SEAL LLC
	By:	/s/ ARLAN J. CLAYTON
	Name:	Arlan J. Clayton
	Title:	President
SELLER:	MAXWELL ELECTRONIC COMPONENTS GROUP, INC.
	By:	/s/ CARLTON J. EIBL
	Name:	Carlton J. Eibl
	Title:	CEO

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